SHARE SALE AGREEMENT

On this 30 - th day of October 1996, in Warsaw, between specified below shareholders of Telewizja Wisla Sp. z o.o., a company entered in the commercial register held by the District Court in Cracow for Cracow Sr--dmiescie under No RHB 4913 (hereinafter referred to as "Wisla"),

TVN Sp. z o.o. with its seat in Warsaw, hereinafter referred to as "TVN", represented by the President of the Management Board Mariusz Walter and the member of the Management Board Ryszard Knauff,

and

Przedsiebiorstwo Realizacji i Koordynacji Budownictwa "REALBUD" Sp. z o.o. with its seat in Cracow, hereinafter referred to as "REALBUD", represented by the President of the Management Board Ryszard Sciborowski,

the following agreement was executed:

Whereas, the Parties to this agreement executed, on September 4, 1996, the agreement ("the Preliminary Agreement") obligating REALBUD to sell 56,350 shares in the share capital of Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla), constituting 49 % of the share capital, to the benefit of TVN;

Whereas, TVN purchased 3450 shares in the share capital of Wisla from REALBUD as of September 6, 1996;

Whereas, according to the Preliminary Agreement dated September 4, 1996, execution of the promised sale agreement is subject to fulfillment of numerous conditions, from which conditions reserved on behalf of TVN may be unilaterally waived by TVN, TVN hereby deems the condition specified in art. 3 item 1 as fulfilled and waives conditions specified in art. 3 item 2 and 5 of the Preliminary Agreement.

The Parties hereto agree as follows:

                                    Article 1

1. REALBUD hereby sells and TVN hereby purchases 52,900 (fifty two thousand nine hundred) shares in the share capital of Wisla, valued at 100 PLN (one hundred) each (hereinafter referred to as "the Shares").

2. The purchase price for the Shares constitutes PLN equivalent of the amount of 4,693,877.55 USD (four million six hundred ninety three thousand eight hundred seventy

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      seven dollars and fifty five cents) in accordance with the "fixing" rate published by the National Bank of Poland ("the Rate").

3.    TVN made an advance payment on account of the price specified in item 2
      (i) to the bank account of REALBUD in ING Bank in Warsaw, being PLN equivalent of 2,958,000 USD (two million nine hundred fifty eight thousand dollars) and, (ii) opened the letter of credit in Bank Rozwoju Eksportu S.A. for the amount being PLN equivalent of 1.500.000 USD (one million five hundred thousand). From an aggregate advance payment made by TVN, being PLN equivalent of 4,458,000 USD (four millions four hundred fifty eight thousand dollars), the amount being PLN equivalent of 319,302 USD (three hundred ninety thousand three hundred two dollars) was accepted as the purchase price for 3,450 shares in the share capital of Wisla purchased by TVN on September 6, 1996. The remaining part of the price payable for the Shares constitutes PLN equivalent of 555,159.55 USD (five hundred fifty five thousand one hundred seventy nine dollars and fifty five cents), calculated in accordance with the Rate, and such amount shall be transferred to the bank account of REALBUD in Bank Rozwoju Eksportu S.A. not later than November 5, 1996.

4. The ownership of the Shares shall be transferred to TVN at the moment of transfer of the amount specified in the last sentence of item 3 to the bank account of REALBUD.

                                    Article 2

      REALBUD hereby represents and ensures TVN that it is the owner of the Shares, which are free of liens and any other encumbrances relating to obligatory or proprietary rights established to the benefit of third parties.

                                    Article 3

      The Parties hereto agree that pursuant to * 11 of the uniform text of the Articles of Association of Wisla, disposal of shares between the shareholders does not require obtainment of the Supervisory Board's consent, nor is otherwise restricted.

                                    Article 4

      Each of the Parties has the right to inform the Management Board of Wisla on the transfer of ownership of the Shares to the benefit of TVN and require this fact to be stated in the share register book, and submit a new list of shareholders at the District Court, pursuant to art. 188 of the Commercial code.

                                    Article 5

      All amendments to this agreement shall require written form, otherwise they shall be null


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      and void.

                                    Article 6

      The stamp duty resulting from the sale of the Shares shall be paid by the Parties hereto in equal parts.

                                    Article 7

      This agreement was executed in two copies, one for each Party.



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Przedsiebiorstwo Realizacji                           TVN Sp. z o.o.
i Koordynacji Budownictwa
"REALBUD" Sp. z o.o.


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